Exhibit 99.2
For Immediate News Release
April 28, 2010
AVALONBAY COMMUNITIES, INC. ANNOUNCES
FIRST QUARTER 2010 OPERATING RESULTS
(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) reported today that Net Income Attributable to Common Stockholders (“Net Income”) for the quarter ended March 31, 2010 was $72,523,000. This resulted in Earnings per Share – diluted (“EPS”) of $0.88 for the quarter ended March 31, 2010, compared to EPS of $0.59 for the comparable period of 2009, an increase of 49.2%.
The increase in the first quarter 2010 EPS over the prior year period is due primarily to gains on asset sales in the first quarter of 2010, with no comparable activity in 2009.
Funds from Operations attributable to common stockholders — diluted (“FFO”) per share for the quarter ended March 31, 2010 decreased 24.4% to $0.96 per share from $1.27 per share for the comparable period of 2009.
The Company’s FFO and EPS for the quarter ended March 31, 2010 were adversely impacted by the severe weather experienced by the East Coast communities (approximately $0.01 per share). The Company expects second quarter expenses will also be elevated relative to the prior year period due to repair activity for storm related damage. FFO and EPS for the quarter ended March 31, 2009 included certain non-routine items, as discussed in the Company’s first quarter 2009 Earnings Release. Adjusting for these non-routine items, FFO per share for the three months ended March 31, 2010 would have decreased by 19.8% from the prior year period.
Commenting on the Company’s results, Bryce Blair, Chairman and CEO, said “Our first quarter results reflect a recovery in apartment market conditions that is occurring sooner than anticipated. Declining homeownership, favorable demographics and limited new rental supply are all contributing to improved fundamentals. We now expect FFO per share for the full year 2010 will be at the high end of the range provided in our February Financial Outlook.”
Operating Results for the Quarter Ended March 31, 2010 Compared to the Prior Year Period
For the Company, including discontinued operations, total revenue decreased by $890,000, or 0.4% to $218,789,000. For Established Communities, rental revenue decreased 4.2% due to a decrease in Average Rental Rates of 5.2%, offset somewhat by an increase in Economic Occupancy of 1.0%. As a result, total revenue for Established Communities decreased $6,865,000 to $159,789,000. Operating expenses for Established Communities increased $1,549,000, or 2.8% to $56,802,000. Accordingly, NOI for Established Communities decreased by $8,414,000, or 7.6% to $102,987,000.
The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the first quarter of 2009 compared to the first quarter of 2010:

1Q 10 Compared to 1Q 09
	Rental		Operating				% of
	Revenue		Expenses		NOI		NOI (1)
New England	(1.8%	)	2.9%		(4.6%	)	19.8%
Metro NY/NJ	(2.8%	)	(0.9%	)	(3.5%	)	28.0%
Mid-Atlantic/Midwest	(1.1%	)	6.2%		(5.6%	)	15.7%
Pacific NW	(10.4%	)	0.7%		(15.0%	)	4.4%
No. California	(9.1%	)	5.5%		(14.5%	)	19.7%
So. California	(6.1%	)	2.3%		(9.9%	)	12.4%

Total	(4.2%	)	2.8%		(7.6%	)	100.0%

(1)	Total represents each region’s % of total NOI from the Company, including discontinued operations.
Cash concessions are recognized in accordance with generally accepted accounting principles (“GAAP”) and are amortized over the approximate lease term, which is generally one year. The following table reflects the percentage changes in rental revenue with concessions on a GAAP basis and Rental Revenue with Concessions on a Cash Basis for our Established Communities:

Copyright © 2010 AvalonBay Communities, Inc. All Rights Reserved

	1Q 10 vs 1Q 09

Rental Revenue Change with Concessions on a GAAP Basis	(4.2%	)

Rental Revenue Change with Concessions on a Cash Basis	(4.0%	)

Development Activity
During the first quarter of 2010, the Company commenced the development of Avalon Rockville Centre, located in Rockville Centre, NY. Avalon Rockville Centre will contain 349 apartment homes when completed for an estimated Total Capital Cost of $110,700,000.
During the first quarter of 2010, the Company completed the development of Avalon Irvine, located in Irvine, CA. Avalon Irvine contains 279 apartment homes and was completed for a Total Capital Cost of $77,400,000.
Disposition Activity
During the first quarter of 2010, the Company sold two communities: Avalon at Danada Farms, located in Wheaton, IL and Avalon Knoll, located in Germantown, MD. The Company acquired Avalon at Danada Farms in 1997. Avalon Knoll was developed by predecessors of the Company, and was acquired by the Company in 1993. In the aggregate, these two communities contain 595 apartment homes and were sold for $82,950,000. These dispositions resulted in a gain in accordance with GAAP of $50,291,000 and an Economic Gain of $33,151,000. The weighted average Initial Year Market Cap Rate for these two communities was 6.6% and the Unleveraged IRR over a 14 year average holding period was 9.8%.
In April 2010, the Company sold Avalon on the Sound, a 412 apartment home community, located in New Rochelle, NY for $107,500,000. The Company continues to own and operate Avalon on the Sound East, a 588 apartment home community adjacent to Avalon on the Sound.
Investment Management Fund Activity
The Company currently has investments in and serves as the manager for two private, discretionary investment management vehicles.
In February 2010, Fund II purchased its third community, located in Gaithersburg, MD. The garden-style community, renamed Avalon Rothbury, contains 203 homes and was acquired for a purchase price of $31,250,000 or approximately $154,000 per apartment home.
Financing, Liquidity and Balance Sheet Statistics
At March 31, 2010, the Company had no amounts outstanding under its $1,000,000,000 unsecured credit facility and the Company had $330,633,000 in unrestricted cash and cash in escrow. The cash in escrow is available for development activity and includes $93,440,000 in bond proceeds related to an existing Development Right that the Company expects to develop in the future. Unencumbered NOI as a percentage of total NOI generated by real estate assets for the three months ended March 31, 2010 was 67%. Interest Coverage for the first quarter of 2010 was 2.8 times.
New Financing Activity
During the first quarter of 2010, the Company sold 891,685 shares of common stock under the continuous equity offering program commenced in August 2009, at an average price of approximately $84 per share, for net proceeds of $73,870,000.
Debt Repayment Activity
In February 2010, the Company repaid a 6.47% fixed rate secured mortgage note in the amount of $13,961,000 in advance of its March 2012 scheduled maturity date. In March 2010, the Company repaid a 6.95% fixed rate secured mortgage note in the amount of $11,226,000 in advance of its February 2025 scheduled maturity date. The Company recorded a charge of approximately $700,000 related to the accelerated recognition of deferred financing costs for these notes.
Second Quarter 2010 Financial Outlook
First Quarter results were better than anticipated and the Company now expects apartment fundamentals will continue to improve at a faster pace than originally assumed in its initial 2010 Financial Outlook provided in February 2010. Accordingly, the Company now expects rental revenue and NOI changes will be favorable compared to the initial February outlook and will likely be outside the original ranges provided in February. Full year 2010 FFO per share will likely be at the high end of the range provided in the initial February outlook. The Company will provide revised ranges for rental revenue, NOI and FFO per share in the mid-year update to the 2010 Financial Outlook that will be included as a part of the Second Quarter 2010 earnings announcement scheduled to be released in August 2010.
For the second quarter of 2010, the Company expects EPS in the range of $0.50 to $0.56 and expects Projected FFO per share in the range of $0.93 to $0.97.

Copyright © 2010 AvalonBay Communities, Inc. All Rights Reserved

The Company expects to release its second quarter 2010 earnings on August 3, 2010 after the market closes. The Company expects to hold a conference call on August 4, 2010 at 1:00 PM EDT to discuss the second quarter 2010 results.
Second Quarter 2010 Conference/Event Schedule
The Company is scheduled to participate in the NAREIT Institutional Investor Forum in Chicago, IL, from June 9-11, 2010. The Company will present and conduct a question and answer session at the conference. Management may discuss the Company’s current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook and other business and financial matters affecting the Company. Details on how to access the webcast and related materials will be available beginning June 1, 2010 on the Company’s website at http://www.avalonbay.com/events.
Expanded Disclosure
In this earnings release, the Company included expanded disclosure of the operating results for its direct and indirect investments in apartment communities, included as Attachment 4, Sequential Operating Information by Business Segment. In addition, the Company has provided additional disclosure of the direct operating expenses for the Established Community portfolio, included as Attachment 7, Operating Expenses (“Opex”) – Established Communities.
Other Matters
The Company will hold a conference call on April 29, 2010 at 1:00 PM EDT to review and answer questions about this release, its first quarter results, the Attachments (described below) and related matters. To participate on the call, dial 1-877-510-2397 domestically and 1-763-416-6924 internationally.
To hear a replay of the call, which will be available from April 29, 2010 at 5:00 PM EDT to May 6, 2010 at 11:59 PM EDT, dial 1-800-642-1687 domestically and 1-706-645-9291 internationally, and use Access Code: 67744614.
A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.
The Company produces Earnings Release Attachments (the “Attachments”) that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company’s website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.
About AvalonBay Communities, Inc.
As of March 31, 2010, the Company owned or held a direct or indirect ownership interest in 172 apartment communities containing 50,322 apartment homes in ten states and the District of Columbia, of which seven communities were under construction and seven communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier to entry markets of the United States. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact John Christie, Senior Director of Investor Relations and Research at 1-703-317-4747 or Thomas J. Sargeant, Chief Financial Officer at 1-703-317-4635.
Forward-Looking Statements
This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters. Actual results may differ materially from those expressed or implied by the forward-looking statements as a result of risks and uncertainties, which include the following: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability; delays in completing development, redevelopment and/or lease-up may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; and increases in costs of materials, labor or other expenses may result in communities that we develop or redevelop failing to achieve expected profitability.

Copyright © 2010 AvalonBay Communities, Inc. All Rights Reserved

Additional discussions of risks and uncertainties appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 under the headings “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.
The Company does not undertake a duty to update forward-looking statements, including its expected operating results for the second quarter of 2010. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.
Definitions and Reconciliations
Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2010 AvalonBay Communities, Inc. All Rights Reserved

FIRST QUARTER 2010
Supplemental Operating and Financial Data
Avalon at Mission Bay III, located in San Francisco’s South of Market district, was completed in the fourth quarter of 2009 for a Total Capital Cost of $147.4 million.
Avalon at Mission Bay III contains 260 apartment homes and is one of the first green apartment buildings in San Francisco. The community was officially LEED certified in the fourth quarter of 2009 and is the first LEED certified building for AvalonBay.

FIRST QUARTER 2010
Supplemental Operating and Financial Data
Table of Contents

Company Profile
Selected Operating and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3
Sequential Operating Information by Business Segment	Attachment 4

Sub-Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 6
Operating Expenses (“Opex”) (Established Communities)	Attachment 7

Development, Redevelopment, Acquisition and Disposition Profile
Development Communities	Attachment 8
Redevelopment Communities	Attachment 9
Summary of Development and Redevelopment Community Activity	Attachment 10
Future Development	Attachment 11
Summary of Disposition Activity	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 13
The following is a “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995 Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company’s development, redevelopment, construction, and lease-up activities, which could impact the forward-looking statements made are discussed in the paragraph titled “Forward-Looking Statements” in the release to which these attachments relate. In particular, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and the Company’s Quarterly Reports on Form 10-Q for subsequent quarters.

Attachment 1
AvalonBay Communities, Inc.
Selected Operating and Other Information
March 31, 2010
(Dollars in thousands except per share and per home data)
(unaudited)
SELECTED OPERATING INFORMATION

	Q1	Q1
	2010	2009	$ Change	% Change
Net Income attributable to common stockholders	$72,523	$47,425	$25,098	52.9%

Per common share — basic	$0.89	$0.60	$0.29	48.3%
Per common share — diluted	$0.88	$0.59	$0.29	49.2%

Funds from Operations	$79,257	$100,975	$(21,718)	(21.5%	)
Per common share — diluted	$0.96	$1.27	$(0.31)	(24.4%	)

Dividends declared	$73,804	$71,292	$2,512	3.5%
Per common share	$0.8925	$0.8925	$—	0.0%

Common shares outstanding	82,693,377	79,879,306	2,814,071	3.5%
Outstanding operating partnership units	15,351	19,427	(4,076)	(21.0%	)

Total outstanding shares and units	82,708,728	79,898,733	2,809,995	3.5%

Average shares outstanding — basic	81,897,566	79,005,998	2,891,568	3.7%

Weighted shares — basic	81,637,686	78,752,744	2,884,942	3.7%
Average operating partnership units outstanding	15,351	19,427	(4,076)	(21.0%	)
Effect of dilutive securities	657,633	1,020,110	(362,477)	(35.5%	)

Average shares outstanding — diluted	82,310,670	79,792,281	2,518,389	3.2%

DEBT COMPOSITION AND MATURITIES

		Average
		Interest	Remaining
Debt Composition (1)	Amount	Rate (2)	Maturities (1)

Conventional Debt			2010	$122,552
Long-term, fixed rate	$2,829,468		2011	$237,286
Long-term, variable rate	354,806		2012	$503,259
Variable rate facilities (3)	—		2013	$379,573

Subtotal, Conventional	3,184,274	5.8%	2014	$198,869

Tax-Exempt Debt
Long-term, fixed rate	137,264
Long-term, variable rate	629,318

Subtotal, Tax-Exempt	766,582	2.7%

Total Debt	$3,950,856	5.2%

CAPITALIZED COSTS

			Non-Rev
	Cap	Cap	Capex
	Interest	Overhead	per Home
Q110	$9,836	$5,491	$38
Q409	$10,303	$6,135	$193
Q309	$11,878	$5,680	$59
Q209	$13,677	$6,610	$32
Q109	$12,368	$6,507	$8
COMMUNITY INFORMATION

		Apartment
	Communities	Homes
Current Communities	165	47,813
Development Communities	7	2,509
Development Rights	29	7,361

(1)	Excludes debt associated with assets classified as held for sale.

(2)	Includes costs of financing such as credit enhancement fees, trustees’ fees, etc.

(3)	Represents the Company’s $1 billion unsecured credit facility, of which no amount was drawn at March 31, 2010.

Attachment 2
AvalonBay Communities, Inc.
Detailed Operating Information
March 31, 2010
(Dollars in thousands except per share data)
(unaudited)

	Q1	Q1
	2010	2009	% Change
Revenue:
Rental and other income	$213,738	$208,265	2.6%
Management, development and other fees	1,849	1,468	26.0%

Total	215,587	209,733	2.8%

Operating expenses:
Direct property operating expenses, excluding property taxes	54,433	50,728	7.3%
Property taxes	23,172	20,886	10.9%
Property management and other indirect operating expenses	9,054	10,043	(9.8%	)

Total operating expenses	86,659	81,657	6.1%

Interest expense, net	(42,541)	(30,130)	41.2%
Gain on extinguishment of debt, net	—	1,062	n/a
General and administrative expense	(8,895)	(7,247)	22.7%
Joint venture income	227	3,457	(93.4%	)
Investments and investment management expense	(1,039)	(916)	13.4%
Expensed development and other pursuit costs	(505)	(1,093)	(53.8%	)
Depreciation expense	(56,095)	(50,073)	12.0%

Income from continuing operations	20,080	43,136	(53.4%	)
Income from discontinued operations (1)	1,995	3,965	(49.7%	)
Gain on sale of communities	50,291	—	n/a

Total discontinued operations	52,286	3,965	1,218.7%

Net income	72,366	47,101	53.6%
Net loss attributable to redeemable noncontrolling interests	157	324	(51.5%	)

Net income attributable to common stockholders	$72,523	$47,425	52.9%

Net income attributable to common stockholders per common share — basic	$0.89	$0.60	48.3%

Net income attributable to common stockholders per common share — diluted	$0.88	$0.59	49.2%

(1)	Reflects net income for investments in real estate classified as discontinued operations as of March 31, 2010 and investments in real estate sold during the period from January 1, 2009 through March 31, 2010. The following table details income from discontinued operations for the periods shown:

	Q1	Q1
	2010	2009
Rental income	$3,202	$9,946
Operating and other expenses	(1,207)	(3,237)
Interest expense, net	—	(177)
Depreciation expense	—	(2,567)

Income from discontinued operations	$1,995	$3,965

Attachment 3
AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(unaudited)

	March 31,	December 31,
	2010	2009
Real estate	$7,529,460	$7,425,310
Less accumulated depreciation	(1,533,579)	(1,477,772)

Net operating real estate	5,995,881	5,947,538

Construction in progress, including land	580,814	531,299
Land held for development	206,713	237,095
Operating real estate assets held for sale, net	86,610	117,555

Total real estate, net	6,870,018	6,833,487

Cash and cash equivalents	123,297	105,691
Cash in escrow	207,336	210,676
Resident security deposits	22,456	23,646
Other assets	285,027	284,105

Total assets	$7,508,134	$7,457,605

Unsecured notes, net	$1,659,529	$1,658,029
Unsecured facilities	—	—
Notes payable	2,290,378	2,316,843
Resident security deposits	33,532	33,646
Liabilities related to assets held for sale	1,679	2,669
Other liabilities	380,643	390,494

Total liabilities	$4,365,761	$4,401,681

Redeemable noncontrolling interests	6,724	5,797

Stockholders’ equity	3,135,649	3,050,127

Total liabilities and stockholders’ equity	$7,508,134	$7,457,605

Attachment 4
AvalonBay Communities, Inc.
Sequential Operating Information by Business Segment (1)
March 31, 2010
(Dollars in thousands)
(unaudited)

	Total	Quarter Ended	Quarter Ended
	Homes (2)	March 31, 2010	December 31, 2009
RENTAL REVENUE
Established (3)	30,672	$159,640	$160,055
Other Stabilized (4)	5,446	28,901	27,745
Redevelopment (5)	5,067	23,030	22,975
Development (6)	2,788	1,988	1,160

Total Consolidated Communities	43,973	$213,559	$211,935

OPERATING EXPENSE
Established		$56,802	$56,700
Other Stabilized		12,075	11,444
Redevelopment		7,315	7,812
Development		1,422	1,304

Total Consolidated Communities		$77,614	$77,260

NOI (7)
Established		$102,987	$103,606
Other Stabilized		16,869	16,855
Redevelopment		15,737	15,202
Development		567	(141)

Total Consolidated Communities		$136,160	$135,522

AVERAGE REVENUE PER OCCUPIED HOME
Established		$1,804	$1,813
Other Stabilized		1,810	1,812
Redevelopment		1,603	1,622
Development (8)		2,266	1,744

ECONOMIC OCCUPANCY
Established		96.2%	96.0%
Other Stabilized		94.3%	90.1%
Redevelopment		94.5%	93.2%
Development		31.3%	56.2%

(1)	Excludes amounts related to communities that have been sold, or that are classified as held for sale.

(2)	Home count by segment is determined by the timing and level of stabilization and the Company’s intention for the asset during 2010.

(3)	Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2009 and are not conducting or planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities currently held for sale or planned for disposition during the current year.

(4)	Other Stabilized Communities are all other completed consolidated communities that the Company owns, and that have stabilized occupancy as of January 1, 2010. Other Stabilized Communities do not include unconsolidated communities or communities that are planning to conduct substantial redevelopment activities or that are planned for disposition within the current year. Results for these communities for quarters prior to March 31, 2010 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(5)	Redevelopment communities presented for all periods in this attachment are communities where substantial redevelopment is in progress or planned for the current year. Redevelopment communities in this attachment do not represent the total composition of communities that were under reconstruction for any period prior to the current year.

(6)	Development communities presented for all periods in this attachment are communities under construction in the current year, that may be fully or partially operating. Development communities included in this attachment do not represent the total composition of communities that were under construction for any period prior to the current year.

(7)	NOI includes other revenue amounts that are not included in rental revenue.

(8)	Average revenue per occupied home for development communities includes only those assets with at least one full quarter of lease-up activity.

Attachment 5
AvalonBay Communities, Inc.
Quarterly Revenue and Occupancy Changes — Established Communities (1)
March 31, 2010

	Apartment	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s) (3)
	Homes	Q1 10	Q1 09	% Change	Q1 10	Q1 09	% Change	Q1 10	Q1 09	% Change
New England
Boston, MA	4,092	$1,904	$1,933	(1.5%)	95.6%	95.0%	0.6%	$22,360	$22,564	(0.9%)
Fairfield-New Haven, CT	2,350	1,888	2,005	(5.8%)	96.3%	93.9%	2.4%	12,822	13,280	(3.4%)

New England Average	6,442	1,899	1,960	(3.1%)	95.9%	94.6%	1.3%	35,182	35,844	(1.8%)

Metro NY/NJ
New York, NY	2,714	2,562	2,670	(4.0%)	96.3%	95.5%	0.8%	20,093	20,765	(3.2%)
New Jersey	2,462	1,849	1,930	(4.2%)	96.4%	95.7%	0.7%	13,171	13,647	(3.5%)
Long Island, NY	1,732	2,199	2,299	(4.3%)	96.4%	93.4%	3.0%	11,020	11,165	(1.3%)

Metro NY/NJ Average	6,908	2,217	2,314	(4.2%)	96.4%	95.0%	1.4%	44,284	45,577	(2.8%)

Mid-Atlantic/Midwest
Washington Metro	5,343	1,746	1,757	(0.6%)	96.1%	96.5%	(0.4%)	26,899	27,163	(1.0%)
Chicago, IL	601	1,425	1,484	(4.0%)	96.7%	95.1%	1.6%	2,485	2,546	(2.4%)

Mid-Atlantic/Midwest Average	5,944	1,713	1,729	(0.9%)	96.2%	96.4%	(0.2%)	29,384	29,709	(1.1%)

Pacific Northwest
Seattle, WA	1,943	1,187	1,339	(11.4%)	95.5%	94.5%	1.0%	6,613	7,377	(10.4%)

Pacific Northwest Average	1,943	1,187	1,339	(11.4%)	95.5%	94.5%	1.0%	6,613	7,377	(10.4%)

Northern California
San Jose, CA	2,982	1,725	1,927	(10.5%)	96.7%	96.2%	0.5%	14,918	16,570	(10.0%)
Oakland-East Bay, CA	1,569	1,378	1,506	(8.5%)	95.4%	94.6%	0.8%	6,183	6,699	(7.7%)
San Francisco, CA	1,424	2,006	2,197	(8.7%)	96.9%	96.6%	0.3%	8,306	9,068	(8.4%)

Northern California Average	5,975	1,701	1,881	(9.6%)	96.5%	96.0%	0.5%	29,407	32,337	(9.1%)

Southern California
Los Angeles, CA	1,780	1,572	1,738	(9.6%)	96.3%	92.8%	3.5%	8,082	8,606	(6.1%)
Orange County, CA	916	1,357	1,457	(6.9%)	95.2%	95.6%	(0.4%)	3,548	3,827	(7.3%)
San Diego, CA	764	1,437	1,516	(5.2%)	95.3%	94.6%	0.7%	3,140	3,289	(4.5%)

Southern California Average	3,460	1,485	1,616	(8.1%)	95.8%	93.8%	2.0%	14,770	15,722	(6.1%)

Average/Total Established	30,672	$1,804	$1,902	(5.2%)	96.2%	95.2%	1.0%	$159,640	$166,566	(4.2%)

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2009 such that a comparison of 2009 to 2010 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

(3)	With concessions reflected on a cash basis, rental revenue from Established Communities decreased 4.0% between years.

Attachment 6
AvalonBay Communities, Inc.
*Sequential Quarterly* Revenue and Occupancy Changes — Established Communities (1)
March 31, 2010

	Apartment	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000’s)
	Homes	Q1 10	Q4 09	% Change	Q1 10	Q4 09	% Change	Q1 10	Q4 09	% Change
New England
Boston, MA	4,092	$1,904	$1,893	0.6%	95.6%	95.2%	0.4%	$22,360	$22,136	1.0%
Fairfield-New Haven, CT	2,350	1,888	1,899	(0.6%)	96.3%	96.6%	(0.3%)	12,822	12,930	(0.8%)

New England Average	6,442	1,899	1,897	0.1%	95.9%	95.7%	0.2%	35,182	35,066	0.3%

Metro NY/NJ
New York, NY	2,714	2,562	2,578	(0.6%)	96.3%	96.7%	(0.4%)	20,093	20,303	(1.0%)
New Jersey	2,462	1,849	1,838	0.6%	96.4%	96.2%	0.2%	13,171	13,068	0.8%
Long Island, NY	1,732	2,199	2,184	0.7%	96.4%	95.8%	0.6%	11,020	10,883	1.3%

Metro NY/NJ Average	6,908	2,217	2,217	0.0%	96.4%	96.3%	0.1%	44,284	44,254	0.1%

Mid-Atlantic/Midwest
Washington Metro	5,343	1,746	1,744	0.1%	96.1%	97.0%	(0.9%)	26,899	27,118	(0.8%)
Chicago, IL	601	1,425	1,422	0.2%	96.7%	95.4%	1.3%	2,485	2,447	1.6%

Mid-Atlantic/Midwest Average	5,944	1,713	1,712	0.1%	96.2%	96.9%	(0.7%)	29,384	29,565	(0.6%)

Pacific Northwest Seattle, WA	1,943	1,187	1,214	(2.2%)	95.5%	93.9%	1.6%	6,613	6,644	(0.5%)

Pacific Northwest Average	1,943	1,187	1,214	(2.2%)	95.5%	93.9%	1.6%	6,613	6,644	(0.5%)

Northern California
San Jose, CA	2,982	1,725	1,747	(1.3%)	96.7%	96.1%	0.6%	14,918	15,017	(0.7%)
Oakland-East Bay, CA	1,569	1,378	1,390	(0.9%)	95.4%	95.6%	(0.2%)	6,183	6,250	(1.1%)
San Francisco, CA	1,424	2,006	2,031	(1.2%)	96.9%	96.0%	0.9%	8,306	8,328	(0.3%)

Northern California Average	5,975	1,701	1,720	(1.1%)	96.5%	96.0%	0.5%	29,407	29,595	(0.6%)

Southern California
Los Angeles, CA	1,780	1,572	1,599	(1.7%)	96.3%	95.5%	0.8%	8,082	8,159	(0.9%)
Orange County, CA	916	1,357	1,386	(2.1%)	95.2%	95.9%	(0.7%)	3,548	3,651	(2.8%)
San Diego, CA	764	1,437	1,453	(1.1%)	95.3%	93.6%	1.7%	3,140	3,121	0.6%

Southern California Average	3,460	1,485	1,510	(1.7%)	95.8%	95.2%	0.6%	14,770	14,931	(1.1%)

Average/Total Established	30,672	$1,804	$1,813	(0.5%)	96.2%	96.0%	0.2%	$159,640	$160,055	(0.3%)

(1)	Established Communities are communities with stabilized operating expenses as of January 1, 2009 such that a comparison of 2009 to 2010 is meaningful.

(2)	Reflects the effect of concessions amortized over the average lease term.

Attachment 7
AvalonBay Communities, Inc.
Operating Expenses (“Opex”) — Established Communities (1)
March 31, 2010
(Dollars in thousands)
(unaudited)

				Q1 10
				% of
	Q1 10	Q1 09	% Change	Total Opex
Payroll (2)	$11,753	$11,588	1.4%	20.7%
Utilities (3)	7,158	7,319	(2.2%)	12.6%
Repairs & maintenance (4)	8,696	7,683	13.2%	15.3%
Marketing	1,617	1,578	2.5%	2.8%
Land lease expense (5)	3,423	3,433	(0.3%)	6.0%
Office operations (6)	5,426	4,907	10.6%	9.6%
Insurance (7)	1,341	1,758	(23.7%)	2.4%
Property taxes	17,388	16,987	2.4%	30.6%

Total Established Communities Operating Expenses (8)	$56,802	$55,253	2.8%	100.0%

(1)	Established Communities includes 30,672 apartment homes and consists of communities with stabilized operating expenses as of January 1, 2009 such that a comparison of 2009 to 2010 is meaningful.

(2)	Payroll reflects expenses directly related to on-site operations.

(3)	Utilities represents aggregate utility costs, net of resident reimbursements.

(4)	Repairs & maintenance includes costs associated with preparing an apartment home for new residents including carpet and appliance replacement, as well as redecorating, landscaping, snow removal and regular maintenance costs.

(5)	Land lease expense represents GAAP-based rental expense. Cash paid for Established Community land leases during the quarter ended March 31, 2010 was $844.

(6)	Office operations includes administrative costs, bad debt expense and association and license fees.

(7)	The Company renegotiated its property insurance policies in the fourth quarter of 2009, lowering premiums through April 2011.

(8)	Direct operating costs for Established Communities excludes indirect costs for off-site corporate level property management related expenses, and other support related expenses.

Attachment 8
AvalonBay Communities, Inc.
Development Communities as of March 31, 2010

	Percentage		Total					Avg
	Ownership	# of	Capital	Schedule				Rent			% Occ
	Upon	Apt	Cost (1)		Initial		Stabilized	Per	% Comp	% Leased	Physical	Economic
	Completion	Homes	(millions)	Start	Occupancy	Complete	Ops (1)	Home (1)	(2)	(3)	(4)	(1) (5)
								Inclusive of
								Concessions
								See Attachment #13
Under Construction:

1. Avalon Fort Greene	100%	631	$305.8	Q4 2007	Q4 2009	Q1 2011	Q3 2011	$2,780	41.8%	46.0%	35.8%	24.5%
New York, NY
2. Avalon Walnut Creek (6)	100%	422	151.7	Q3 2008	Q2 2010	Q1 2011	Q3 2011	2,215	N/A	13.3%	N/A	N/A
Walnut Creek, CA
3. Avalon Norwalk	100%	311	85.4	Q3 2008	Q2 2010	Q2 2011	Q4 2011	2,260	7.7%	20.6%	4.5%	N/A
Norwalk, CT
4. Avalon Towers Bellevue	100%	397	126.1	Q4 2008	Q2 2010	Q2 2011	Q4 2011	2,390	12.1%	5.8%	1.3%	N/A
Bellevue, WA
5. Avalon Northborough II	100%	219	35.7	Q4 2009	Q1 2010	Q1 2011	Q3 2011	1,650	22.4%	31.5%	12.8%	3.5%
Northborough, MA
6. Avalon at West Long Branch	100%	180	28.1	Q4 2009	Q3 2010	Q1 2011	Q3 2011	1,815	N/A	N/A	N/A	N/A
West Long Branch, NJ
7. Avalon Rockville Centre	100%	349	110.7	Q1 2010	Q3 2011	Q3 2012	Q1 2013	2,615	N/A	N/A	N/A	N/A
Rockville Centre, NY

Subtotal/Weighted Average		2,509	$843.5					$2,370

Completed this Quarter:

1. Avalon Irvine	100%	279	$77.4	Q4 2007	Q2 2009	Q1 2010	Q3 2010	$1,725	100.0%	94.3%	90.0%	80.8%
Irvine, CA

Subtotal/Weighted Average		279	$77.4					$1,725

Total/Weighted Average		2,788	$920.9					$2,305

Weighted Average Projected NOI as a % of Total Capital Cost (1) (7)			6.0%	Inclusive of	Concessions - See	Attachment #13

Non-Stabilized Development Communities:(8)			% Economic	Asset Cost Basis (millions), Non-Stabilized Development:		Source
			Occ
			(1) (5)
Prior Completions:				Capital Cost, Prior Quarter Completions	$465.2	Att. 8
Avalon White Plains	407	$153.0		Capital Cost, Current Completions	77.4	Att. 8
Avalon Union City	439	118.7		Capital Cost, Under Construction	843.5	Att. 8
Avalon at Mission Bay III	260	147.4		Less: Remaining to Invest, Under Construction	(228.6)	Att. 10

Avalon Blue Hills	276	46.1		Total Asset Cost Basis, Non-Stabilized Development	$1,157.5

	1,382	$465.2	94.0%

Q1 2010 Net Operating Income/(Deficit) for communities under construction and non-stabilized development communities was $5.1 million. See Attachment #13.

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)	Includes apartment homes for which construction has been completed and accepted by management as of April 23, 2010.

(3)	Includes apartment homes for which leases have been executed or non-refundable deposits have been paid as of April 23, 2010.

(4)	Physical occupancy based on apartment homes occupied as of April 23, 2010.

(5)	Represents Economic Occupancy for the first quarter of 2010.

(6)	This community is being financed in part by a combination of third-party tax-exempt and taxable debt.

(7)	The Weighted Average calculation is based on the Company’s pro rata share of the Total Capital Cost for each community.

(8)	Represents Development Communities completed in prior quarters that had not achieved Stabilized Operations for the entire current quarter. Estimates are based on the Company’s pro rata share of the Total Capital Cost for each community.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2010.

Attachment 9
AvalonBay Communities, Inc.
Redevelopment Communities as of March 31, 2010

			Cost (millions)		Schedule				Avg
		# of	Pre-	Total					Rent	Homes
	Percentage	Apt	Redevelopment	Capital	Acquisition /			Restabilized	Per	Completed
	Ownership	Homes	Capital Cost	Cost (1)(2)	Completion	Start	Complete	Ops (2)	Home (2)	@ 3/31/2010
									Inclusive of
									Concessions
									See Attachment #13
Under Redevelopment:

1. Avalon Woodland Hills	100%	663	$72.1	$110.6	Q4 1997	Q4 2007	Q2 2010	Q4 2010	$1,600	663
Woodland Hills, CA
2. Avalon at Diamond Heights	100%	154	25.3	30.6	Q2 1994	Q4 2007	Q4 2010	Q2 2011	2,165	78
San Francisco, CA
3. Avalon Burbank	100%	400	71.0	94.4	Q2 2002	Q3 2008	Q3 2010	Q1 2011	2,005	355
Burbank, CA
4. Avalon Pleasanton	100%	456	63.0	80.9	Q1 1994	Q2 2009	Q4 2011	Q2 2012	1,350	25
Pleasanton, CA
5. Avalon Princeton Junction (3)	100%	512	30.2	49.9	Q4 1988	Q2 2009	Q1 2012	Q3 2012	1,455	54
West Windsor, NJ
6. Avalon at Cedar Ridge	100%	195	27.7	33.8	Q2 1997	Q3 2009	Q1 2011	Q3 2011	1,485	78
Daly City, CA
7. Avalon at Willow Creek	100%	235	36.5	44.0	Q1 1994	Q4 2009	Q1 2011	Q3 2011	1,480	—
Fremont, CA

Total/Weighted Average		2,615	$325.8	$444.2					$1,605	1,253

(1)	Inclusive of acquisition cost.

(2)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)	This community was formerly known as Avalon Watch.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2010.

Attachment 10
AvalonBay Communities, Inc.
Summary of Development and Redevelopment Community Activity (1) as of March 31, 2010
(Dollars in Thousands)

DEVELOPMENT (2)

	Apt Homes	Total Capital	Cost of Homes		Construction in
	Completed &	Cost Invested	Completed &	Remaining to	Progress at
	Occupied	During Period (3)	Occupied (4)	Invest (5)(6)	Period End
Total - 2008 Actual	2,907	$724,962	$758,238	$666,623	$820,218

2009 Actual:
Quarter 1	422	$124,422	$143,195	$526,116	$776,473
Quarter 2	719	128,785	222,384	395,611	745,907
Quarter 3	797	96,859	262,127	287,956	576,563
Quarter 4	555	101,306	181,678	245,046	500,671

Total - 2009 Actual	2,493	$451,372	$809,384

2010 Projected:
Quarter 1 (Actual)	279	$122,151	$101,286	$228,620	$552,899
Quarter 2 (Projected)	502	78,056	169,386	150,564	469,848
Quarter 3 (Projected)	533	50,159	173,516	100,405	356,590
Quarter 4 (Projected)	459	39,107	146,867	61,298	179,704

Total - 2010 Projected	1,773	$289,473	$591,055

REDEVELOPMENT

	Total Capital		Reconstruction in
	Cost Invested	Remaining to	Progress at
	During Period (3)	Invest (5)	Period End
Total - 2008 Actual	$45,918	$53,214	$47,362

2009 Actual:
Quarter 1	$12,031	$40,056	$40,477
Quarter 2	15,983	61,157	38,027
Quarter 3	12,868	54,489	31,389
Quarter 4	10,029	49,527	30,628

Total - 2009 Actual	$50,911

2010 Projected:
Quarter 1 (Actual)	$12,654	$36,873	$27,915
Quarter 2 (Projected)	12,201	24,672	27,172
Quarter 3 (Projected)	7,968	16,704	23,505
Quarter 4 (Projected)	4,708	11,996	13,615

Total - 2010 Projected	$37,531

(1)	Data is presented for all communities currently under development or redevelopment.

(2)	Projected periods include data for consolidated joint ventures at 100%. The offset for joint venture partners’ participation is reflected as redeemable noncontrolling interest.

(3)	Represents Total Capital Cost incurred or expected to be incurred during the quarter, year or in total. See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(4)	Represents projected Total Capital Cost of apartment homes completed and occupied during the quarter. Calculated by dividing Total Capital Cost for each Development Community by number of homes for the community, multiplied by the number of homes completed and occupied during the quarter.

(5)	Represents projected Total Capital Cost remaining to invest on communities currently under construction or reconstruction.

(6)	Amount for Q1 2010 includes $59.4 million expected to be financed by proceeds from third-party tax-exempt and taxable debt.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2010.

Attachment 11
AvalonBay Communities, Inc.
Future Development as of March 31, 2010
DEVELOPMENT RIGHTS (1)

	Estimated	Total
	Number	Capital Cost (1)
Location of Development Right	of Homes	(millions)
1. Seattle, WA	204	$58
2. Wilton, CT	100	30
3. Plymouth, MA Phase II	91	20
4. Greenburgh, NY Phase II	288	77
5. Lynnwood, WA Phase II	82	18
6. San Francisco, CA	173	65
7. Wood-Ridge, NJ Phase I	266	60
8. Tysons Corner, VA I	354	80
9. Garden City, NY	160	51
10. New York, NY Phase I	396	169
11. Boston, MA	180	97
12. Cohasset, MA	200	38
13. Shelton, CT	251	66
14. Andover, MA	115	26
15. North Bergen, NJ	164	47
16. Brooklyn, NY	861	443
17. Wood-Ridge, NJ Phase II	140	32
18. Rockville, MD	240	57
19. Dublin, CA Phase II	487	145
20. Hackensack, NJ	226	48
21. Seattle, WA II	272	81
22. Huntington Station, NY	424	100
23. Roselle Park, NJ	249	54
24. Ossining, NY	210	44
25. Tysons Corner, VA II	338	87
26. Greenburgh, NY Phase III	156	43
27. Ocean Township, NJ	309	57
28. New York, NY Phase II	295	142
29. Stratford, CT	130	22

Total	7,361	$2,257

(1)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2010.

Attachment 12
AvalonBay Communities, Inc.
Summary of Disposition Activity (1) as of March 31, 2010
(Dollars in thousands)

			Accumulated		Weighted Average
Number of	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold (2)	Price	GAAP Gain	and Other	Gain (4)	Mkt. Cap Rate (3) (4)	Unleveraged IRR (3) (4)
1998:
9 Communities	$170,312	$25,270	$23,438	$1,832	8.1%	16.2%

1999:
16 Communities	$317,712	$47,093	$27,150	$19,943	8.3%	12.1%

2000:
8 Communities	$160,085	$40,779	$6,262	$34,517	7.9%	15.3%

2001:
7 Communities	$241,130	$62,852	$21,623	$41,229	8.0%	14.3%

2002:
1 Community	$80,100	$48,893	$7,462	$41,431	5.4%	20.1%

2003:
12 Communities, 1 Land Parcel (5)	$460,600	$184,438	$52,613	$131,825	6.3%	15.3%

2004:
5 Communities, 1 Land Parcel	$250,977	$122,425	$19,320	$103,105	4.8%	16.8%

2005:
7 Communities, 1 Office Building,
3 Land Parcels (6)	$382,720	$199,767	$14,929	$184,838	3.8%	18.0%

2006:
4 Communities, 3 Land Parcels (7)	$281,485	$117,539	$21,699	$95,840	4.6%	15.2%

2007:
5 Communities, 1 Land Parcel (8)	$273,896	$163,352	$17,588	$145,764	4.6%	17.8%

2008:
11 Communities (9)	$646,200	$288,384	$56,469	$231,915	5.1%	14.1%

2009:
5 Communities, 2 Land Parcels (10)	$193,186	$68,717	$16,692	$52,025	6.5%	13.0%

2010:
2 Communities	$82,950	$50,291	$17,140	$33,151	6.6%	9.8%

1998 - 2010 Total	$3,541,353	$1,419,800	$302,385	$1,117,415	5.9%	15.0%

(1)	Activity excludes dispositions to joint venture entities in which the Company retains an economic interest.

(2)	For dispositions from January 1, 1998 through March 31, 2010 the Weighted Average Holding Period is 7.8 years.

(3)	For purposes of this attachment, land sales and the disposition of an office building are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(4)	See Attachment #13 — Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(5)	2003 GAAP gain, for purposes of this attachment, includes $23,448 related to the sale of a community in which the Company held a 50% membership interest.

(6)	2005 GAAP gain includes the recovery of an impairment loss of $3,000 recorded in 2002 related to one of the land parcels sold in 2005. This loss was recorded to reflect the land at fair value based on its entitlement status at the time it was determined to be planned for disposition.

(7)	2006 GAAP gain, for purposes of this attachment, includes $6,609 related to the sale of a community in which the Company held a 25% equity interest.

(8)	2007 GAAP gain, for purposes of this attachment, includes $56,320 related to the sale of a partnership interest in which the Company held a 50% equity interest.

(9)	2008 GAAP gain, for purposes of this attachment, includes $3,483 related to the sale of a community held by the Fund in which the Company holds a 15.2% equity interest.

(10)	2009 GAAP and Economic Gain include the recognition of approximately $2,770 in deferred gains for six prior year dispositions, recognition of which occurred in conjunction with the November 2009 settlement of previously disclosed litigation with The Equal Rights Center, involving accessibility of our communities.

Attachment 13
AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.
FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	Q1	Q1
	2010	2009
Net income attributable to common stockholders	$72,523	$47,425
Depreciation — real estate assets, including discontinued operations and joint venture adjustments	57,011	53,525
Distributions to noncontrolling interests, including discontinued operations	14	25
Gain on sale of previously depreciated real estate assets	(50,291)	—

FFO attributable to common stockholders	$79,257	$100,975

Average shares outstanding — diluted	82,310,670	79,792,281
Earnings per share — diluted	$0.88	$0.59

FFO per common share — diluted	$0.96	$1.27

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected net income from projected operating performance. A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter 2010 to the range provided for projected EPS (diluted) is as follows:

Attachment 13 (continued)

	Low	High
	range	range
Projected EPS (diluted) — Q2 10	$0.50	$0.56
Projected depreciation (real estate related)	0.67	0.69
Projected gain on sale of operating communities	(0.24)	(0.28)

Projected FFO per share (diluted) — Q2 10	$0.93	$0.97

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs. This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets. In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.
A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

	Q1	Q1	Q4
	2010	2009	2009
Net income	$72,366	$47,101	$32,350
Indirect operating expenses, net of corporate income	7,232	8,575	7,378
Investments and investment management expense	1,039	916	1,045
Expensed development and other pursuit costs	505	1,093	746
Interest expense, net	42,541	30,130	42,107
(Gain) loss on extinguishment of debt, net	—	(1,062)	26,972
General and administrative expense	8,895	7,247	10,360
Joint venture loss (income)	(227)	(3,457)	2,698
Depreciation expense	56,095	50,073	55,392
Impairment loss — land holdings	—	—	850
Gain on sale of real estate assets	(50,291)	—	(41,806)
Income from discontinued operations	(1,995)	(3,965)	(2,570)

NOI from continuing operations	$136,160	$136,651	$135,522

Established:
New England	$21,643	$22,683	$21,918
Metro NY/NJ	29,507	30,584	29,650
Mid-Atlantic/Midwest	17,546	18,583	18,233
Pacific NW	4,426	5,206	4,144
No. California	20,158	23,575	19,827
So. California	9,707	10,770	9,834

Total Established	102,987	111,401	103,606

Other Stabilized	16,869	7,841	16,855
Development/Redevelopment	16,304	17,409	15,061

NOI from continuing operations	$136,160	$136,651	$135,522

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2009 through March 31, 2010 or classified as held for sale at March 31, 2010). A

Attachment 13 (continued)
reconciliation of NOI from communities sold or classified as discontinued operations to net income for these communities is as follows (dollars in thousands):

	Q1	Q1
	2010	2009
Income from discontinued operations	$1,995	$3,965
Interest expense, net	—	177
Depreciation expense	—	2,567

NOI from discontinued operations	$1,995	$6,709

NOI from assets sold	$272	$4,901
NOI from assets held for sale	1,723	1,808

NOI from discontinued operations	$1,995	$6,709

Projected NOI, as used within this release for certain Development and Redevelopment Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development and Redevelopment Communities, Projected NOI is calculated based on the first year of Stabilized Operations, as defined below, following the completion of construction. In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential (based on leased rents for occupied homes and Market Rents, as defined below, for vacant homes) minus projected economic vacancy and adjusted for concessions. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.
Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management’s estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company’s overall financial performance or cash flow. There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.
Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, rental revenue (with concessions on a cash basis) allows an investor to understand the historical trend in cash concessions.

Attachment 13 (continued)
A reconciliation of rental revenue from Established Communities in conformity with GAAP to rental revenue (with concessions on a cash basis) is as follows (dollars in thousands):

	Q1	Q1
	2010	2009
Rental revenue (GAAP basis)	$159,640	$166,566
Concessions amortized	1,600	2,908
Concessions granted	(594)	(2,207)

Rental revenue (with concessions on a cash basis)	$160,646	$167,267

% change — GAAP revenue		(4.2%)

% change — cash revenue		(4.0%)

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for each of the communities presented is estimated based on their respective final settlement statements. A reconciliation of Economic Gain to gain on sale in accordance with GAAP for both the three months ended March 31, 2010 as well as prior years’ activities is presented on Attachment 12.
Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. EBITDA is defined by the Company as net income attributable to the Company before interest income and expense, income taxes, depreciation and amortization.
A reconciliation of EBITDA and a calculation of Interest Coverage for the first quarter of 2010 are as follows (dollars in thousands):

Net income attributable to common stockholders	$72,523
Interest expense, net	42,541
Depreciation expense	56,095

EBITDA	$171,159

EBITDA from continuing operations	$118,873
EBITDA from discontinued operations	52,286

EBITDA	$171,159

EBITDA from continuing operations	$118,873

Interest charges	$42,541

Interest coverage	2.8

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP. For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost

Attachment 13 (continued)
reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.
Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $200 — $300 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items. For this purpose, management’s projection of operating expenses for the community includes a management fee of 3.0% — 3.5%. The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.
Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.
The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.
Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2010 is as follows (dollars in thousands):

NOI for Established Communities	$102,987
NOI for Other Stabilized Communities	16,869
NOI for Development/Redevelopment Communities	16,304

Total NOI generated by real estate assets	136,160
NOI on encumbered assets	44,934

NOI on unencumbered assets	$91,226

Unencumbered NOI	67.0%

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year. Therefore, for 2010, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2009 and are not conducting or

Attachment 13 (continued)
planning to conduct substantial redevelopment activities within the current year. Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.
Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.
Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year. Redevelopment is considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-development basis.
Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.
Economic Occupancy is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.
Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data. Trends in market rents for a region as reported by others could vary. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.
Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.
Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.
Average Rent per Home, as calculated for certain Development and Redevelopment Communities in lease-up, reflects (i) actual average leased rents for those apartments leased through the end of the quarter net of estimated stabilized concessions, (ii) estimated market rents net of comparable concessions for all unleased apartments and (iii) includes actual and estimated other rental revenue. For Development and Redevelopment Communities not yet in lease-up, Average Rent per Home reflects management’s projected rents.
Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company owns land to develop a new community. The Company capitalizes related predevelopment costs incurred in pursuit of new developments for which future development is probable.